UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported): December 31, 2025

GameSquare Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-39389	99-1946435
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6775 Cowboys Way, Ste. 1335 Frisco, Texas, USA	75034
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (216) 464-6400

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	GAME	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 31, 2025, GameSquare Holdings, Inc. (the “Company”) entered into a Separation Agreement with Lou Schwartz, pursuant to which Mr. Schwartz resigned from all positions with the Company, including as Chairman and member of the Board of Directors (the “Board”) and the President of the Company, effective as of December 31, 2025 (the “Termination Date”). Under the terms of the Separation Agreement, the Company will pay Schwartz & Associates, P.C., an entity affiliated and controlled by Mr. Schwartz, a total of $250,000, with $70,000 payable upon execution of the Separation Agreement and the remaining balance to be paid in six equal installments between January 15, 2026 and March 30, 2026. These payments are fixed and unconditional and will be reported as non-employee compensation on IRS Form 1099.

In addition, the Company will accelerate and immediately vest 174,324 restricted stock units (“RSUs”) under outstanding equity awards held by Mr. Schwartz, with such RSUs deemed earned and issued as of the Termination Date, with no further service or contingency required. The Company will also issue, within ten business days following certain corporate actions, vested options to acquire 653,570 shares of the Company’s common stock, with a five-year exercise period and subject to the terms of the Company’s Amended and Restated 2024 Stock Incentive Plan. The Company will pay the full cost of COBRA premiums necessary to continue Mr. Schwartz’s current health coverage for up to nine months following the Termination Date or until he becomes covered under another group health plan. The Company has also agreed to indemnify Mr. Schwartz to the fullest extent permitted by Delaware law for claims arising out of his service as an officer or director, including advancement of legal fees and expenses in connection with currently pending shareholder litigation.

In connection with the Separation Agreement, Mr. Schwartz will enter into an Advisor Agreement with the Company, effective January 1, 2026, under which he will provide business advisory services through July 31, 2026.

The Separation Agreement also contains customary mutual releases, confidentiality, non-disparagement, and cooperation provisions. The foregoing summary of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 31, 2025, in connection with the Separation Agreement, Mr. Schwartz resigned from all positions with the Company and its subsidiaries, including as a director, Chairman of the Board and President of the Company, effective as of that date. Mr. Schwartz’s resignation was not the result of any disagreement with the Company, the Board, or management on any matter relating to the Company’s operations, policies, or practices.

Also on December 31, 2025, the Board appointed Justin Kenna, the Company’s Chief Executive Officer, to serve as Chairman of the Board of the Company, effective immediately. Mr. Kenna has served as a member of the Board and as the Company’s Chief Executive Officer since January 2021. From January 2018 to December 2020, Mr. Kenna served as the Chief Financial Officer of FaZe Clan Inc., a wholly-owned subsidiary of FaZe Holdings, Inc., where he led the development of new revenue opportunities and developed the company into one of the most valuable esports properties worldwide. Prior to that, he served as Director of Finance at Madison + Vine, and in various financial roles at Optimist Inc., JBWere, Deloitte, and Ernst & Young. Mr. Kenna holds a Bachelor of Business (Accountancy) from the Royal Melbourne Institute of Technology. There are no arrangements or understandings between Mr. Kenna and any other person pursuant to which he was selected as Chairman of the Board, and there are no family relationships between Mr. Kenna and any director or executive officer of the Company. In addition, there are no transactions in which Mr. Kenna has an interest that would be reportable under Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
10.1	Separation Agreement dated as of December 31, 2025, by and between the Company and Lou Schwartz.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMESQUARE HOLDINGS, INC.
(Registrant)

Date: December 31, 2025	By:	/s/ Justin Kenna
	Name:	Justin Kenna
	Title:	Chief Executive Officer, Chairman, and Director